GLOBEX VOTING AND LOCK-UP AGREEMENT

            This Voting and Lock-Up Agreement (this "Agreement") is made and entered into as of April 5, 2001 by and between Apco Argentina Inc., a Cayman Islands corporation ("Parent"), and the stockholders of Globex Energy Inc., a Delaware corporation (the "Company"), named on the signature pages hereof (each a "Stockholder").

            WHEREAS, concurrently with the execution of this Agreement, Parent, Apco Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Subsidiary"), and the Company, have entered into an Agreement and Plan of Merger dated as of April 5, 2001 (the "Merger Agreement"), providing for the merger of Merger Subsidiary with and into the Company (the "Merger"), pursuant to which the Company will become a wholly-owned subsidiary of Parent;

            WHEREAS, each Stockholder is the sole record and beneficial owner of the number of shares of capital stock, other equity interests and securities convertible into capital stock or other equity interests in the Company as is indicated on the applicable signature page of this Agreement (the "Shares"); and

            WHEREAS, in consideration of and to induce the execution of the Merger Agreement by Parent, each Stockholder agrees to certain transfer restrictions and voting requirements to facilitate consummation of the Merger as more fully described below.

            NOW, THEREFORE, in consideration of the mutual promises and the mutual covenants and agreements contained herein, the parties agree as follows:

            1. Agreement to Retain Shares. Except as expressly contemplated by the Merger Agreement, each Stockholder agrees not to transfer, assign, sell, exchange, pledge, hypothecate, grant a security interest in or otherwise dispose of, or offer to transfer, assign, sell, exchange, encumber or otherwise dispose of, or grant any proxy or power of attorney, deposit any Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to any of the Shares at any time prior to consummation of the Merger or the Expiration Date, as defined herein, except that a Stockholder may transfer its Shares to a Permitted Transferee if, and only if, (i) prior to such transfer, the Stockholder notifies Parent in writing of the identity of such Permitted Transferee, represents that such transferee is a Permitted Transferee and provides any information reasonably requested by Parent in order to confirm that such transferee is a Permitted Transferee, (ii) prior to such transfer such Permitted Transferee executes a copy of this Agreement agreeing to be bound by the terms hereof and (iii) such transfer is made in accordance with all applicable law (including any applicable federal and state securities laws), provided that no such transfer shall be made if the Company would be required to register any Shares under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended or any similar state securities laws or if the Company would become subject to the Investment Company Act of 1940, as amended. The "Expiration Date" shall mean the date on which the Merger Agreement shall have been terminated pursuant to Article VII of the Merger Agreement. "Permitted Transferee" shall mean, subject to this Section 1, in the case of any Stockholder, the person or entity to whom the following transfers are made: (A) a transfer made by such Stockholder to such Stockholder's spouse, parents or direct lineal descendants or a trust, the beneficiaries of which include only such Stockholder's spouse, parents or direct lineal descendants; (B) a transfer made by such Stockholder to a bonafide charitable organization within the meaning of section 501(c)(3) of the Internal Revenue Code of 1986, as amended; (C) a transfer made by a pro-rata distribution of such Shares to holders of equity interests in such Stockholder; and (D) a transfer made by such Stockholder to an employee of such Stockholder. In addition, a "Permitted Transferee" shall include, subject to this Section 1, the entities to whom the following transfers are made (A) a transfer by C. John Miller to a Miller Controlled Entity, and (B) a transfer by a Miller Controlled Entity to another Miller Controlled Entity. A "Miller Controlled Entity" shall mean an entity (A) which C. John Miller owns, directly or indirectly, at least 51% of the outstanding voting interest and at least 51% of the outstanding economic interest, and (B) which is otherwise controlled solely by him.

            2. Agreement to Vote Shares. At any meeting of the stockholders of the Company called with respect to the Merger, the Merger Agreement and any other transactions contemplated thereby, and at any adjournment or adjournments thereof, and with respect to any consent or proxies solicited with respect to the Merger, the Merger Agreement and any other transactions contemplated thereby, each Stockholder shall vote the Shares (a) in favor of approval of the Merger Agreement, including any amendments thereto, and the Merger and any matter which could reasonably be expected to facilitate the Merger, and (b) against any alternative transaction or any other matter which could reasonably be expected to facilitate the consummation of an alternative transaction. Each Stockholder, as the holder of Shares, shall be present, in person or by proxy, at all meetings of stockholders of the Company or at any adjournment or adjournments thereof so that all Shares are counted for the purpose of determining the presence of a quorum at such meetings.

            3. Appraisal Rights. Each Stockholder hereby irrevocably waives any rights of appraisal with respect to the Merger or rights to dissent from the Merger that the Stockholder may have.

            4. Additional Purchases. For purposes of this Agreement, the term "Shares" shall include any shares of capital stock or other equity interests of the Company which the Stockholder purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Date, including, without limitation, by exercise of options or warrants.

            5. Representations, Warranties and Covenants of the Stockholders. Each Stockholder hereby represents, warrants and covenants to Parent that, except as specifically described on Annex A to this Agreement, each Stockholder (i) is the sole record and beneficial owner of the Shares, which at the date hereof and at all times until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances, (ii) does not own beneficially or of record any shares of stock or other equity interest of the Company other than the Shares, and
(iii) has full power and authority to make, enter into, deliver and carry out the terms of this Agreement. Each Stockholder hereby further represents, warrants and covenants that (i) this Agreement constitutes the legal, valid and binding obligation of such Stockholder, and (ii) neither the execution of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which such Stockholder is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to such Stockholder. C. John Miller represents, warrants and covenants to Parent that Legacy Energy Partnership, Providence Corporation and Worldwide Exploration Corporation are Miller Controlled Entities.

            6. Representations, Warranties and Covenants of Parent. Parent represents, warrants and covenants to each Stockholder that this Agreement
(i) has been authorized by all necessary corporate action on the part of Parent and has been duly executed by a duly authorized officer of Parent and (ii) constitutes the legal, valid and binding obligation of Parent. Neither the execution of this Agreement by Parent nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Parent is bound or of any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Parent.

            7. Additional Documents. Each of the Stockholders and Parent hereby covenant and agree to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent or such Stockholder, as the case may be, to carry out the intent of this Agreement.

            8. Consent and Waiver. Each Stockholder hereby gives any consent or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Stockholder is a party or pursuant to any rights such Stockholder may have.

            9.    Miscellaneous.

            (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other.

            (c) Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

            (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies which may be available to Parent upon such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to it at law or in equity.

            (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by commercial overnight courier service, by confirmed telecopy, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

            (i)   if to Parent, to:

                  Attention: John C. Bumgarner, Jr.
                  One Williams Center, Suite 4900
                  Tulsa, Oklahoma  74172
                  Phone:(918) 573-2390
                  Fax:  (918) 573-2167

                  with a copy to:

                  Attention: James Cundiff, Esq.
                  One Williams Center
                  Tulsa, Oklahoma  74172
                  Phone:(918) 573-5459
                  Fax:  (918) 573-8051

                  Attention: Jerome W. Jakubik, Esq.
                  Baker & McKenzie
                  One Prudential Plaza
                  130 East Randolph Drive
                  Chicago, IL  60601
                  Phone:(312) 861-8000
                  Fax:  (312) 861-2899

            (ii) if to any Stockholder, to the address set forth on the applicable signature page hereto;

            or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

            (f) Termination. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

            (g) Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

            (h) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

            (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

            (j) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.


      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                              APCO ARGENTINA INC.


                              By: /s/ John C. Bumgarner
                                  ------------------------
                                  Name:  John C. Bumgarner
                                  Title: President


                              STOCKHOLDER
                              -----------

                              MDC INVESTMENT LIMITED PARTNERSHIP

                              By:  /s/ William C. Myler
                                 ------------------------
                                 Name:  William C. Myler
                                 Title: General Partner


                              CHARLES JOHN MILLER REVOCABLE TRUST

                              By:  /s/ Charles John Miller
                                 ------------------------
                                 Name:  Charles John Miller
                                 Title: President


                              WORLDWIDE EXPLORATION CORPORATION

                              By:  /s/ C. John Miller
                                 ------------------------
                                 Name:  C. John Miller
                                 Title: President


                              GUNN MANAGEMENT COMPANY

                              By:  /s/ Robert D. Gunn
                                 ------------------------
                                 Name:  Robert D. Gunn
                                 Title: President


                              JACOBS DEVELOPMENT, LTD.

                              By:  /s/ C.E. Jacobs
                                 ------------------------
                                 Name:  C.E. Jacobs
                                 Title: President









                              Stockholder's Address for Notice:

                              ---------------------------------

Shares owned beneficially and of record:

______ shares of Common Stock
______ shares of Preferred Stock
______ shares of Common Stock issuable pursuant to options
______ shares of Preferred Stock issuable pursuant to options
______ shares of Common Stock issuable pursuant to warrants
______ shares of Preferred Stock issuable pursuant to warrants
______ any other direct or indirect equity interests in the Company

(please specify)


                                  ANNEX A

            ENCUMBRANCES UPON THE SHARES HELD BY THE UNDERSIGNED